Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of FundVantage Trust Inc. of our reports dated November 22, 2016, relating to the financial statements and financial highlights, which appear in Gotham Index Plus Fund and Gotham Total Return Fund’s Annual Reports on Form N-CSR for the year ended September 30, 2016. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, PA
October 26, 2017